HECO Exhibit 10.7(e)

EXHIBIT A

GUARANTEE AGREEMENT

between

BLACK RIVER ENERGY, LLC

and

HAWAII ELECTRIC LIGHT COMPANY, INC.

THIS GUARANTEE AGREEMENT (“Guarantee”) is made this      day of                  2004 by and between HAWAII ELECTRIC LIGHT COMPANY, INC., a Hawaii corporation (“HELCO”), with principal offices in Hilo, Hawaii, and BLACK RIVER ENERGY, LLC, a Delaware limited liability company (“Guarantor”), with principal offices in Charlotte, North Carolina.

W I T N E S S E T H:

WHEREAS, HELCO is a regulated public utility engaged in the business of generation, transmission and distribution of electric power to customers on the island of Hawaii, Hawaii; and

WHEREAS, Jones Capital, LLC, a Delaware limited liability company (“Jones Capital”), owns (i) 50% of the outstanding interests of Hamakua A, LLC, a Delaware limited liability company (“Hamakua A”), which owns a 98% limited partner interest in Hamakua Energy Partners LP, a Hawaii limited liability partnership (“HEP”), and (ii) 100% of the outstanding capital stock of Jones Hamakua, Inc, a Hawaii corporation (“Jones Hamakua”), which owns a 1% general partner interest in HEP; and

WHEREAS, HEP is party to that certain Power Purchase Agreement, dated as of October 22, 1997, by and between HEP and HELCO, as amended (the “PPA”) ; and

WHEREAS, Jones Capital and Guarantor, which is a wholly-owned subsidiary of Jones Capital, have entered into a purchase agreement pursuant to which Jones Capital and Jones Hamakua have agreed, through a series of transactions, to transfer all of their outstanding equity interests in each of HEP and Hamakua A (the “Interests”) to Guarantor, and Jones Capital will thereafter sell all of its membership interest in Guarantor (the “Black River Interests”) to EIF Hamakua, LLC, a Delaware limited liability company (“EIF Hamakua”); and

WHEREAS, J.A. Jones, Inc., a Delaware corporation (“Jones”), the parent company of Jones Capital, has guaranteed HEP’s performance under the PPA pursuant to a Guarantee Agreement, dated October 22, 1997, by and between Jones and HELCO (the “Jones Guarantee”); and

WHEREAS, under the PPA, HELCO has certain rights of first refusal, or similar preference rights of purchase, that may be triggered or otherwise activated in the event that HEP should sell or transfer its interests in the Facility (the “HELCO Rights”). Although they do not believe that the transfer of the Interests to Guarantor and the subsequent sale of the Black River Interests to EIF Hamakua will trigger the HELCO Rights or any requirement to obtain HELCO’s consent, Jones, Jones Capital, Jones Hamakua, HEP and EIF Hamakua would like to obtain HELCO’s acknowledgement and consent to the transactions described herein; and

WHEREAS, as part of the consideration to them for the sale of the Black River Interests to EIF Hamakua, Jones and Jones Capital would like to obtain from HELCO the termination of the Jones Guarantee and the release of Jones thereunder; and

WHEREAS, although HELCO does not necessarily concur with the conclusion that the HELCO Rights will not be triggered by the transfer of the Interests to Guarantor and the subsequent sale of the Black River Interests to EIF Hamakua, HELCO is willing to waive the HELCO Rights with respect to such transfer and such sale, to acknowledge and consent to such transfer and such sale, and to terminate the Jones Guarantee and release Jones thereunder, all on the terms and conditions set forth in that certain Consent and Agreement dated on or about the date hereof (the “Consent and Agreement”); and

WHEREAS, among the terms and conditions set forth in the Consent and Agreement is the requirement that Guarantor enter into this Guarantee with HELCO; and

WHEREAS, to induce HELCO to enter into the Consent and Agreement, Guarantor is willing to enter in this Guarantee with HELCO.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby represents, warrants, covenants and agrees with HELCO as follows:

1. Definitions. All capitalized terms used herein and not defined herein, and which are defined in, or by reference in, the PPA, as the PPA may be amended from time to time in accordance with its terms, shall have the meanings specified in the PPA. The term “Letter of Credit” shall have the meaning specified in the Consent and Agreement.

2. Guarantee and Letter of Credit.

a. Subject to the limitations contained in Section 3, Guarantor hereby guarantees to HELCO the due and punctual payment, as and when due, of fifty percent (50%) (the “Proportionate Share”) of all sums payable by HEP to HELCO as the result of the non-performance of obligations under the PPA or other events or circumstances during the term of the PPA. This Guarantee is one of two Guarantees provided by Guarantor and TECO Energy, Inc. in accordance with

Section 21.1 of the PPA each of which constitutes a several, not joint, obligation of Guarantor and TECO Energy, Inc., respectively, with respect to any sums payable by HEP to HELCO under the PPA. In no event shall HELCO have recourse against Guarantor in excess of the lesser of its Proportionate Share of HEP’s payment obligations or the limits set forth in Section 3 below.

b. This Guarantee is a primary and original obligation of Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee and is in no way conditioned or contingent upon any attempt to collect payment from or proceed against HEP except as stated otherwise herein. This Guarantee shall remain in full force and effect until the earlier to occur of the following events: (i) all of HEP’s obligations under the PPA including, without limitation, any obligations for breach thereof, have been fulfilled, (ii) this Guarantee has been substituted for in accordance with Section 21.1 of the PPA or (iii) the termination of the PPA; provided that obligations arising prior to such termination date shall survive such termination. Any notice required to be given by HELCO to HEP under the PPA shall also be given by HELCO to Guarantor at:

Black River Energy, LLC

6000 Fairview

Charlotte, N.C. 28287

Attention: Mr. William Garnett

Telephone: (704) 553-3243

Facsimile: (704)  553-3037

(or such other address as Guarantor may designate in writing to HELCO). Guarantor shall have the same opportunity to cure defaults by HEP under the PPA as HEP shall have; provided, however, that no time period provided in the PPA for cure shall be extended or start anew by virtue of this sentence.

c. In the event that the PPA shall be terminated as a result of the rejection or disaffirmance thereof by any trustee, receiver or liquidating agency of HEP or any of its properties, in any assignment for the benefit of creditors or any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, Guarantor’s obligations hereunder shall continue to the same extent as if such PPA had not been so rejected or disaffirmed. Guarantor shall, and does hereby waive all rights and benefits which might relieve, in whole or in part, Guarantor from the performance of its duties and obligations hereunder by reason of any such proceeding, and Guarantor agrees that it shall be liable for all sums and obligations guaranteed by this Guarantee without regard to any modification, limitation or discharge of the liability of HEP that may result from any such proceeding.

d. As a material obligation of Guarantor under this Guarantee, Guarantor shall, from the date first written above through the thirtieth (30th) day following the period this Guarantee is to remain in full force and effect pursuant to the second sentence of Section 2(b) hereof, maintain or cause to be maintained in full force and effect a Letter of Credit as required by the Consent and Agreement, and shall, no later than thirty (30) days prior to the expiration of the term of any Letter of Credit then in effect, replace or cause to be replaced such Letter of Credit by delivery to HELCO of a newly issued Letter of Credit, and any failure to maintain such Letter of Credit in full force and effect as aforesaid, including but not limited to any failure to replace a Letter of Credit no later than thirty (30) days prior to the expiration of the term thereof, shall constitute grounds for HELCO to draw the full amount of the Letter of Credit regardless of whether or not HELCO would then be permitted to demand payment from Guarantor under this Guarantee. Any such amounts drawn on the Letter of Credit pursuant to the preceding sentence shall be (i) held by HELCO, as security for Guarantor’s performance of its obligation to maintain the Letter of Credit as aforesaid, until such time as a new Letter of Credit is issued and delivered to HELCO, and (ii) upon the issuance and delivery of a new Letter of Credit as aforesaid, paid to Guarantor or its designee without interest.

3. Guarantee Limits. Guarantor’s obligations under Section 2(a) hereof in the aggregate shall be limited to the amounts shown below with respect to sums as payable by HEP to HELCO pursuant to the PPA as the result of events or circumstances during the period shown opposite such amounts:

Period	Amount
From Phase 2 In-Service Date to End of Term	$1,500,000

4. Generally. Guarantor shall not be liable under Section 2 of this Guarantee to any extent greater than 50% of the liability it would have incurred if it had been the contracting party (in place of HEP) under the PPA, and all the representations and warranties made by Guarantor in Section 5 hereof in respect of this Guarantee were true in respect of the PPA as well as the Guarantee and notwithstanding any bankruptcy or insolvency of the HEP. In addition, Guarantor shall have no obligation under Section 2(a) of this Guarantee for any claim for payment, performance or otherwise attributable to events or circumstances during the period prior to the Phase 2 In-Service Date, not asserted by HELCO in writing within one hundred eighty (180) days after the Phase 2 In-Service Date.

5. Representations and Warranties. Guarantor represents and warrants as follows:

a. Guarantor has full power, authority and legal right to execute and deliver and perform its obligations under this Guarantee. This Guarantee has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by any bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors’ rights from time to time in effect and general principles of equity.

b. No consent, authorization or approval of, or filing with, any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or has been required in respect of Guarantor in connection with the execution, delivery or performance by Guarantor of this Guarantee, or the compliance by Guarantor with any of the remedies and provisions hereof.

c. The execution and delivery of, and performance by Guarantor of its obligations under this Guarantee will not result in a violation of, or be in conflict with, any provision of the articles of organization or the operating agreement of Guarantor, or result in a violation of, or be in conflict with, or constitute a default or any event which would, with notice or lapse of time, or both, become a default under, any mortgage, indenture, contract, agreement or other instrument to which Guarantor is a party or by which it or its property is bound, or result in a violation of, or be in conflict with, or result in a breach of; any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon Guarantor or its property, which individually or in the aggregate would materially adversely affect Guarantor’s ability to perform its obligations under this Guarantee.

d. Guarantor is not in default, and no conditions exists which, with notice or lapse of time, or both, would constitute a default by Guarantor under any mortgage, loan agreement, deed or trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is party or by which it is bound, or in violation of, or in default under, any rule, regulation, order writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, which individually or in the aggregate would materially adversely affect Guarantor’s ability to perform its obligations under this Guarantee.

e. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending against Guarantor, or of which Guarantor has otherwise received official notice, or which to the knowledge of Guarantor is threatened against Guarantor, wherein an adverse decision, ruling or finding would have a material adverse effect on the Guarantor’s financial position or its ability to perform its obligations under this Guarantee.

f. All agreements, representations and warranties contained herein or made in writing by or on behalf of Guarantor in connection with the transaction contemplated hereby shall survive the execution and delivery of this Guarantee.

6. Notice. Guarantor shall give written notice to HELCO and HEP within ten (10) days after (i) the occurrence of any event or circumstance that results in any of the representations and warranties made by Guarantor in Section 5 ceasing to be accurate, or (ii) the occurrence, with respect to Guarantor, of any of the events specified in paragraphs (10) or (l1) of Section 7.1A of the PPA as constituting an Event of Default upon the occurrence thereof with respect to HEP. Such notice shall describe, with reasonable particularity, the event or circumstances that has caused such result and shall specify the effect thereof on all representations and warranties of Guarantor that are affected thereby.

7. Miscellaneous.

a. Severability. If any term or provision of this Guarantee or the application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Guarantee, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guarantee shall be valid and enforceable to the fullest extent permitted by law.

b. No Waiver. Except as specifically provided otherwise herein, the failure of either party to enforce at any time any of the provisions of this Guarantee, or to require at anytime performance by the other party of any of the provisions thereof, shall in no way be construed to be a waiver of such provision, nor in any way to affect the validity of this Guarantee or any part hereof, or the right of such party thereafter to enforce every such provision.

c. Modification. No modification or waiver of all or any part of this Guarantee shall be valid unless it is reduced to writing and signed by both parties.

d. Governing Law and Interpretation. Interpretation and performance of this Guarantee shall be in accordance with, and shall be controlled by, the laws of the State of Hawaii, other than the laws thereof that would require reference to the laws of any other jurisdiction.

e. Counterparts. This Guarantee may be executed in several counterparts and all such executed counterparts shall constitute one agreement,

binding on both parties thereto, notwithstanding that both parties may not be signatories to the original or the same counterpart.

f. Successors and Assigns. This Guarantee shall be binding upon Guarantor and its successors and assigns and all persons claiming under or through Guarantor or any such successor or assigns, and shall inure to the benefit of, and be enforceable by, HELCO.

g. Consolidation. In the event that HELCO brings an action to enforce this Guarantee during the pendency of any proceeding (arbitration or otherwise) between HELCO and HEP, Guarantor shall have the option to join such enforcement action with any such pending proceeding. Moreover, Guarantor shall have the option to join any such proceeding first brought against Guarantor with any subsequent proceeding brought against HEP. In each of the cases described above, such joinder option shall extend until such time as a final judgment is rendered in the relevant proceeding.

IN WITNESS WHEREOF, HELCO and Guarantor have caused this Guarantee to be executed by their respective duly authorized officers as of the date first above written.

HELCO:		GUARANTOR:

HAWAII ELECTRIC COMPANY, INC.		BLACK RIVER ENERGY, LLC

By	/s/ Richard A. von Gnechten	By	/s/ William A. Garnett
Name:	Richard A. von Gnechten	Name:	William A. Garnett
Its:	Financial Vice President	Its:	President

By	/s/ Lorie Ann Nagata	By	/s/ Terence L. Darby
Name:	Lorie Ann Nagata	Name:	Terence L. Darby
Its:	Treasurer	Its:	Chairman